Exhibit 1

Translation of the Request to Use Special Overdraft Loan

[COPY]

REQUEST TO USE SPECIAL OVERDRAFT LOAN

[Notice of Interest Period]

Application date: June 17, 2004

Name:	Rakuten, Inc.
Representative Director: Hiroshi Mikitani

I hereby request the use of a special overdraft loan from Sumitomo Mitsui Banking Corporation, upon confirmation of the following.

In the event that my request is approved, please deposit the relevant amount of money into the applicant’s transaction account.

Requested amount:	Place the ¥ sign in front of the amount: ¥4,000,000,000
Application of funds:	1. Working capital	2. Seasonal capital	3. Settlement funds	4. Bonus funds
Desired deposit date:	June 21, 2004	Scheduled date of final repayment:		Sept. 30, 2004

Payment details	Payment cycle	Payment date	Payment frequency Amount to be paid per time
[M/Y] to [M/Y]	[month(s)]	[D/M/Y]	[times]
[M/Y] to [M/Y]
[M/Y] to [M/Y]
[M/Y] to [M/Y]
Final deadline				¥4,000,000,000
Method of interest payment
1. Lump-sum advance payment
2. Payment on borrowing date and following interest payment dates: [M/D/Y] and on [D] once every [ ] month(s). (Advance payment)
3. Deferred payment on [D] once every [ ] month(s) after [M/D/Y]
4. Lump-sum deferred payment [No. 4 is circled]

Handling of banking holidays	In the event that the aforementioned payment date(s) fall(s) on a banking holiday, such payment shall be made on (the preceding business day OR the following business day) [the preceding business day is circled]

Base lending rate	1. Short-term prime rate	Applicable lending rate		[ • ] % per annum
2. An interest rate available to Sumitomo Mitsui Banking Corporation for financing in the short-term money market, etc. for the interest period on two business days before the commencement date of the interest period. [No. 2 is circled]
3. Other ( )

Interest Period	In the event that interest period is divided up within loan term, and lending rate is revised

Commencement date: Mon, June 21, 2004 Finish date: Tue, Sept. 30, 2004	1. Automatic revision on [D] every [month(s)] thereafter 2. In each case, the Notice of Interest Period shall be given.

1. Payment shall be made by automatic transfer from the transaction account pursuant to the Special Overdraft Loan Agreement separately executed.

2. Notwithstanding the stipulations of the aforementioned original agreement, repayment of overdraft obligations shall be in accordance with the payment details set forth herein.

3. Unless specifically requested, in the event of partial prepayment, thereafter also repayment shall be carried out in accordance with the payment details set forth herein, and the final repayment day shall also be brought forward.

4. In the event that the market rate is applied as the based lending rate, application for the interest period is hereby notified.